EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-227791) of CURE Pharmaceutical Holding Corp and subsidiaries of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated March 30, 2020, relating to the consolidated financial statements, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ RBSM LLP

RBSM LLP

Henderson, NV

March 30, 2020